Exhibit 99.1

STONE ENERGY CORPORATION

Announces the Appointment of a New Director

LAFAYETTE, LA. October 10, 2013

Stone Energy Corporation (NYSE: SGY) today announced the addition of David Lawrence to its Board of Directors, effective October 9, 2013. Mr. Lawrence has extensive global experience across the upstream business. He served as Executive Vice President Exploration and Commercial for Shell Upstream Americas and Functional Head of Global Exploration for Shell worldwide from June 2009 until retiring from this position in April 2013. His responsibilities included exploration, acquisitions, divestments, new business development, LNG, Gas to Liquids and wind energy in the Americas. Prior roles included Executive Vice President Global Exploration and Executive Vice President Investor Relations for Royal Dutch Shell based in The Hague and London, respectively, and Vice President Exploration and Development for Shell Exploration and Production Company in the United States.

Mr. Lawrence began his career with Shell in Houston in 1984 in the Global Geology research section working on the Gulf of Mexico and early exploration concepts of the Deepwater. In his subsequent 29 years with Shell, he conducted business in more than 40 countries around the globe.

Stone Energy Chairman and Chief Executive Officer David H. Welch states, “We are delighted to have Dave join our Board. His exploration and business experience will be invaluable to our Board and our organization.”

Mr. Lawrence has held numerous leadership roles in industry and civic organizations. He currently serves on the Yale Climate and Energy Institute Advisory Board, and has served on the National Ocean Industry Association as Membership Chair, and as a past commissioner on the Aspen Institute Commission on Arctic Climate Change. He was a member of the American Petroleum Institute Upstream Committee, where he helped lead efforts to establish the Center for Offshore Safety and was the Chairman of the European Association of Geologists and Engineers (EAGE) Annual Meeting in Amsterdam in 2008. Mr. Lawrence is the author of numerous technical articles, is a recipient of the Meritorious Service Award from the American Petroleum Institute, and received the Wallace Pratt Memorial Award for best paper in the American Association of Petroleum Geologists bulletin. Mr. Lawrence received his Ph.D. in Geology and Geophysics from Yale University in 1984 and his B.A. in Geology from Lawrence University in 1977.

Mr. Lawrence will also serve on the Audit, Nominating & Governance and Reserves Committees of the Board of Directors.

Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located in the Gulf of Mexico and the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-521-9880-fax or via e-mail at CFO@StoneEnergy.com.